Exhibit 99.1

LM Funding Announces Engagement of Maxim Group LLC for Strategic Advisory Services and Sale of IIU, Inc.

TAMPA, FL, January 10, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that it has engaged Maxim Group as its financial advisor to provide strategic advisory services for the Company’s 2020 corporate initiative roadmap.  Bruce Rodgers, LM Funding’s Chief Executive Officer, commented, “After extensive meetings with our board discussing corporate initiatives for 2020, we felt the timing was right to retain the firm and look at strategic alternatives to maximize shareholder value.”

LMFA also announced the sale of IIU, Inc., its Virginia based travel insurance brokerage company (“IIU”) to Craven House North America, LLC (“Craven”).  Pursuant to the terms of a Stock Purchase Agreement executed and effective January 8, 2020, LMFA sold to Craven all issued and outstanding shares of IIU.  Craven paid LMFA $3,562,769 for IIU through cancellation of the Convertible Promissory Note issued by LMFA to Craven dated January 16, 2018 in principal amount of $3,461,782 (“Convertible Note”) plus forgiveness of $100,787 of accrued interest.  In total, management expects the sale of IIU may result in a loss of approximately $1,500,000 to $1,750,000.

Mr. Rodgers stated, “Our discussions with Maxim and others indicated shareholder value could be better served by selling IIU instead of issuing an additional 1.4 million shares to satisfy the Convertible Note.  We can now pursue all strategic options without being encumbered by the Convertible Note and its covenants prohibiting fundamental transactions.”

About Maxim Group LLC

Maxim Group LLC is a full-service investment banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales & trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals. Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and the Municipal Securities Rulemaking Board (MSRB), and is a member of the following: Financial Industry Regulatory Authority (FINRA); Securities Insurance Protection Corporation (SIPC); NASDAQ Stock Market and NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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